UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2016

Target Corporation
(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1000 Nicollet Mall, Minneapolis, Minnesota 55403
(Address of principal executive offices, including zip code)
(612) 304-6073
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On October 5, 2016, Target Corporation (“Target”) entered into a Five-Year Credit Agreement with certain lenders, Bank of America, N.A. as administrative agent and Citibank, N.A. as syndication agent, for a $2.50 billion unsecured revolving credit facility (the “Credit Agreement”). Target may increase the credit facility commitments up to an additional $500 million, subject to the satisfaction of certain conditions. The Credit Agreement will expire in October 2021, unless extended for up to two additional years under the terms of the Credit Agreement. Borrowings under the Credit Agreement will bear interest at the rates specified in the Credit Agreement, which vary based on the type of loan and Target’s debt ratings. The Credit Agreement contains a financial covenant regarding the leverage ratio of Target and its subsidiaries. The Credit Agreement also contains other customary covenants and events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations under the Credit Agreement may be accelerated.

A copy of the Credit Agreement will be filed as an Exhibit to Target’s Quarterly Report on Form 10-Q for the quarter ended October 29, 2016.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement described above, on October 5, 2016, Target terminated its prior $2.25 billion Five-Year Credit Agreement, dated as of October 14, 2011, with certain lenders, Bank of America, N.A. as administrative agent and Citibank, N.A. as syndication agent (the “Prior Credit Agreement”). The Prior Credit Agreement was scheduled to expire in October 2018. The other material terms and conditions of the Prior Credit Agreement were substantially similar to the material terms and conditions of the Credit Agreement described above under Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: October 5, 2016	/s/ Don H. Liu
Don H. Liu
Executive Vice President, Chief Legal Officer
and Corporate Secretary